EXHIBIT 23

               We consent to the incorporation by reference in the registration statements of Churchill Downs Incorporated on Forms S-8 (File No.33-85012 and File no. 33-61111) of our report, which includes an explanatory paragraph regarding a change in the method of accounting for income taxes, dated March 8, 1996 on our audits of the consolidated financial statements and financial statement schedule of Churchill Downs Incorporated as of December 31, 1995, December 31, 1994, and December 31, 1993 and for the year ended December 31, 1995, December 31, 1994 and for the eleven month period ended December 31, 1993 which report is included in this Annual Report on Form 10-K.




/s/Coopers & Lybrand L.L.P.
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Coopers & Lybrand L.L.P.

Louisville, Kentucky
March 29, 1996














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